Exhibit 99.1

Laird Superfood Reports Second Quarter 2024 Financial Results

Net Sales grew 30%. Gross Margin at 41.8%, the third consecutive quarter at or above 40.0%. Cash increased $0.5 million.

Boulder, Colorado – August 7, 2024 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood,” the "Company", “we”, and “our”), today reported financial results for the second quarter ended June 30, 2024.

Jason Vieth, Chief Executive Officer, commented, "I am pleased to report that our second quarter results once again demonstrate tremendous progress in the two most important financial measures for our business – namely, strong sales growth and sustained margin improvement. After reporting 22% Net Sales growth in Q1 of this year, our Net Sales growth accelerated to 30% in Q2, with both sales channels growing and led by 80% growth on Amazon and 32% growth on DTC. At the same time, Net Sales in our Wholesale business grew by 9%, and our retail scanner sales by an even more impressive 30%, demonstrating a healthy business across all sales channels. In addition, our Gross Margin was 41.8% during Q2 marking the third consecutive quarter that it has been in excess of 40%, which gives us confidence in our ability to sustain Gross Margin above 40% going forward.”

Vieth continued: “Based on our strong performance through the first half of the year, we are increasing our 2024 outlook. For the full year, we are now projecting Net Sales to be $40 to 44 million, which represents 17% - 29% growth versus prior year, and Gross Margin to be 40 - 41%, which would be a 10-to-11 point improvement versus 2023. This increase in our full-year guidance reflects the confidence that we have in our near-term financial results as well as the long-term strategy and financial future of Laird Superfood."

Second Quarter 2024 Highlights

●	Net Sales of $10.0 million compared to $9.9 million in the prior quarter, and $7.7 million in the corresponding prior year period.

●	Wholesale sales increased by 9% year-over-year and contributed 39% of total Net Sales, driven by growth in Grocery due to velocity improvement and distribution expansion, as well as more efficient promotional spend.

●	E-commerce sales increased by 47% year-over-year and contributed 61% of total Net Sales, despite a significant, continued, planned reduction in media spend in this channel. Sales on Amazon.com increased by 80% year-over-year, building on the strong performance over the last two quarters as compared to the reduced prior year sales volume stemming from out-of-stock products caused by the quality event last year. Direct-to-Consumer (DTC) grew 32% year-over-year, driven by strong performance in both subscription and repeat customers, higher average order value, and improved discount rates due to strategic shifts in our promotional strategies.

●	Gross Margin was 41.8% compared to 40.0% in the first quarter of 2024 and 24.3% in the corresponding prior year period. This margin expansion was driven by the full realization of the cost savings resulting from our transition to a variable cost third-party co-manufacturing model, as well as planned reductions in trade spend.

●	Net Loss was $0.2 million, or $0.02 per diluted share, compared to Net Loss of $3.5 million, or $0.38 per diluted share, in the corresponding prior year period. The improvement was driven by Gross Margin expansion, as well as lower marketing, and general and administrative (G&A) spend.

●	Adjusted Net Loss, which is a non-GAAP financial measure, was $0.3 million, or $0.03 per diluted share, compared to $3.3 million, or $0.36 per diluted share in the corresponding prior year period. This improvement was driven by significantly expanded Gross Margins and lower marketing and G&A costs. For more details on non-GAAP financial measures, refer to the information in the non-GAAP financial measures section of this press release.

Year-to-Date 2024 Highlights

●	Net Sales of $19.9 million compared to $15.8 million in the corresponding prior year period, representing 26% growth.

●	Wholesale sales increased by 9% year-over-year and contributed 40% of total Net Sales, driven by velocity improvement and distribution expansion in Retail, as well as more efficient promotional spend.

●	E-commerce sales increased by 40% year-over-year and contributed 60% of total Net Sales, despite a significant, planned reduction in media spend in this channel. Amazon.com and DTC platform sales increased by 63% and 29%, respectively, year-over-year, driven by growth in revenue from subscribers and repeat customers as well as higher average order value.

●	Gross Margin was 40.9% compared to 23.7% in the corresponding prior year period. This margin expansion was driven by the full realization of the cost savings resulting from our transition to a variable cost third-party co-manufacturing business model, as well as planned reductions in trade spend.

●	Net Loss was $1.3 million, or $0.13 per diluted share, compared to Net Loss of $7.7 million, or $0.83 per diluted share, in the corresponding prior year period. The improvement was driven by Gross Margin expansion, and lower marketing, and G&A spend.

●	Adjusted Net Loss, which is a non-GAAP financial measure, was $1.3 million, or $0.13 per diluted share, compared to $7.2 million, or $0.77 per diluted share in the corresponding prior year period. This improvement was driven by significantly expanded Gross Margins and lower marketing and G&A costs. For more details on non-GAAP financial measures, refer to the information in the non-GAAP financial measures section of this press release.

Revenue Disaggregation

	Three Months Ended June 30,
	2024		2023
	$	% of Total	$	% of Total
Coffee creamers	$4,696,979	47%	$4,647,553	60%
Coffee, tea, and hot chocolate products	2,503,529	25%	1,957,760	25%
Hydration and beverage enhancing supplements	2,309,600	23%	998,309	13%
Harvest snacks and other food items	1,683,776	17%	1,849,947	24%
Other	91,909	1%	124,953	2%
Gross sales	11,285,793	113%	9,578,522	124%
Shipping income	120,402	1%	259,843	3%
Returns and discounts	(1,402,541)	(14)%	(2,114,274)	(27)%
Sales, net	$10,003,654	100%	$7,724,091	100%

	Three Months Ended June 30,
	2024		2023
	$	% of Total	$	% of Total
E-commerce	$6,098,327	61%	$4,139,373	54%
Wholesale	3,905,327	39%	3,584,718	46%
Sales, net	$10,003,654	100%	$7,724,091	100%

	Six Months Ended June 30,
	2024		2023
	$	% of Total	$	% of Total
Coffee creamers	$10,267,299	52%	$9,779,696	62%
Coffee, tea, and hot chocolate products	4,678,794	23%	3,912,901	25%
Hydration and beverage enhancing supplements	4,334,872	22%	1,669,159	11%
Harvest snacks and other food items	2,987,837	15%	3,602,344	23%
Other	213,921	1%	154,683	1%
Gross sales	22,482,723	113%	19,118,783	122%
Shipping income	231,830	1%	563,069	4%
Returns and discounts	(2,801,961)	(14)%	(3,844,823)	(26)%
Sales, net	$19,912,592	100%	$15,837,029	100%

	Six Months Ended June 30,
	2024		2023
	$	% of Total	$	% of Total
E-commerce	$11,966,664	60%	$8,567,054	54%
Wholesale	7,945,928	40%	7,269,975	46%
Sales, net	$19,912,592	100%	$15,837,029	100%

Balance Sheet and Cash Flow Highlights

The Company had $7.8 million of cash, cash equivalents, and restricted cash as of June 30, 2024, and no outstanding debt.

Cash provided by operating activities was $0.2 million for the first half of 2024, compared to cash used in operating activities of $7.5 million in the first half of 2024. The improvement in cash used relative to the corresponding prior year period was driven by Gross Margin expansion and significant reductions in marketing and G&A costs. Cash increased by $0.5 million in the second quarter of 2024 as compared to cash reduction of $0.4 million in the first quarter of 2024. The improved cash flow in the second quarter of 2024 relative to the first quarter of 2024 was due to working capital timing, specifically the timing of accounts receivables collections, and the distribution of 2023 employee bonuses in the first quarter of 2024.

2024 Outlook

Based on the first half 2024 results and management's best assessment of the environment today, the Company is raising the guidance for the full year 2024:

●	Net Sales are expected to be in the range of approximately $40 to $44 million, representing growth of 17% to 29% compared to 2023.
●	Gross Margin is expected to expand to approximately 40% to 41%, representing a 10 to 11-point improvement compared to 2023.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today to discuss our financial results. Participants may access the live webcast on the Laird Superfood Investor Relations website at https://investors.lairdsuperfood.com under “Events”.

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are clean, delicious, and functional. The Company's products are designed to enhance a consumer's daily ritual and keep them fueled naturally throughout the day. The Company was co-founded in 2015 by the world's most prolific big-wave surfer, Laird Hamilton. Laird Superfood's offerings are environmentally conscientious, responsibly tested and made with real ingredients. Shop all products online at www.lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

Forward-Looking Statements

This press release and the conference call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Laird Superfood’s anticipated cash runway, future financial performance, and growth. Such forward-looking statements may be identified by words such as "anticipates," "believes," "continues," "could," "estimates," "expects" "intends," "may," "outlook," "plans," "potential," predicts," "projects," "seeks," "should," "will," "would", or the antonyms of these terms or other comparable terminology. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The risks and uncertainties referred to above include, but are not limited to: (1) the effects of global outbreaks of pandemics or contagious diseases or fear of such outbreaks, including on our supply chain, the demand for our products, and on overall economic conditions and consumer confidence and spending levels; (2) volatility regarding our revenue, expenses, including shipping expenses, and other operating results; (3) our ability to acquire new direct and wholesale customers and successfully retain existing customers; (4) our ability to attract and retain our suppliers, distributors and co-manufacturers, and effectively manage their costs and performance; (5) effects of real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; (6) our ability to innovate on a timely and cost-effective basis, predict changes in consumer preferences and develop successful new products, or updates to existing products, and develop innovative marketing strategies; (7) adverse developments regarding prices and availability of raw materials and other inputs, a substantial amount of which come from a limited number of suppliers outside the United States, including in areas which may be adversely affected by climate change; (8) effects of changes in the tastes and preferences of our consumers and consumer preferences for natural and organic food products; (9) the financial condition of, and our relationships with, our suppliers, co-manufacturers, distributors, retailers and food service customers, as well as the health of the food service industry generally; (10) the ability of ourselves, our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations; (11) our plans for future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements, including our ability to continue as a going concern; (12) the costs and success of our marketing efforts, and our ability to promote our brand; (13) our reliance on our executive team and other key personnel and our ability to identify, recruit and retain skilled and general working personnel; (14) our ability to effectively manage our growth; (15) our ability to compete effectively with existing competitors and new market entrants; (16) the impact of adverse economic conditions; (17) the growth rates of the markets in which we compete, and (18) the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings we make with the Securities and Exchange Commission.

Investor Relations Contact

Trevor Rousseau

investors@lairdsuperfood.com

LAIRD SUPERFOOD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Sales, net	$10,003,654	$7,724,091	$19,912,592	$15,837,029
Cost of goods sold	(5,826,373)	(5,848,023)	(11,771,210)	(12,087,085)
Gross profit	4,177,281	1,876,068	8,141,382	3,749,944
General and administrative
Salaries, wages, and benefits	975,809	1,090,266	1,898,216	2,405,715
Other general and administrative	1,172,363	1,608,235	2,407,704	3,375,096
Total general and administrative expenses	2,148,172	2,698,501	4,305,920	5,780,811
Sales and marketing
Marketing and advertising	1,383,425	2,036,766	3,436,683	4,187,822
Selling	920,739	721,630	1,699,895	1,574,834
Related party marketing agreements	63,566	74,776	126,067	164,564
Total sales and marketing expenses	2,367,730	2,833,172	5,262,645	5,927,220
Total operating expenses	4,515,902	5,531,673	9,568,565	11,708,031
Operating loss	(338,621)	(3,655,605)	(1,427,183)	(7,958,087)
Other income	103,069	149,109	214,066	320,103
Loss before income taxes	(235,552)	(3,506,496)	(1,213,117)	(7,637,984)
Income tax expense	(3,524)	(750)	(42,481)	(13,172)
Net loss	$(239,076)	$(3,507,246)	$(1,255,598)	$(7,651,156)
Net loss per share:
Basic and diluted	$(0.02)	$(0.38)	$(0.13)	$(0.83)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	9,833,001	9,284,585	9,617,800	9,249,738

LAIRD SUPERFOOD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net loss	$(1,255,598)	$(7,651,156)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	138,579	163,532
Stock-based compensation	533,273	453,711
Provision for inventory obsolescence	187,901	378,859
Allowance for credit losses	(28,425)	51,363
Noncash lease costs	76,169	76,168
Other operating activities, net	—	38,984
Changes in operating assets and liabilities:
Accounts receivable	(117,929)	(371,355)
Inventory	(263,719)	(539,579)
Prepaid expenses and other current assets	149,152	1,328,709
Operating lease liability	(64,812)	(62,923)
Accounts payable	310,019	1,202,716
Accrued expenses	555,804	(2,529,105)
Net cash from operating activities	220,414	(7,460,076)
Cash flows from investing activities	(13,462)	245,706
Cash flows from financing activities	(86,066)	(19,137)
Net change in cash and cash equivalents	120,886	(7,233,507)
Cash, cash equivalents, and restricted cash, beginning of period	7,706,806	17,809,802
Cash, cash equivalents, and restricted cash, end of period	$7,827,692	$10,576,295
Supplemental disclosures of cash flow information
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$344,382
Supplemental disclosures of non-cash investing activities
Receivable from sale of assets held-for-sale included in other current assets at the end of the period	$—	$450,351

LAIRD SUPERFOOD, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
	June 30, 2024	December 31, 2023
Assets
Current assets
Cash, cash equivalents, and restricted cash	$7,827,692	$7,706,806
Accounts receivable, net	1,168,726	1,022,372
Inventory, net	6,398,377	6,322,559
Prepaid expenses and other current assets	1,136,412	1,285,564
Total current assets	16,531,207	16,337,301
Noncurrent assets
Property and equipment, net	96,477	122,595
Intangible assets, net	986,232	1,085,231
Related party license agreements	132,100	132,100
Right-of-use assets	290,929	354,732
Total noncurrent assets	1,505,738	1,694,658
Total assets	$18,036,945	$18,031,959
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,942,263	$1,647,673
Accrued expenses	3,131,097	2,586,343
Related party liabilities	29,167	2,688
Lease liabilities, current portion	147,720	138,800
Total current liabilities	5,250,247	4,375,504
Lease liabilities	182,470	243,836
Total liabilities	5,432,717	4,619,340
Stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized at June 30, 2024 and December 31, 2023; 10,474,633 and 10,108,929 issued and outstanding at June 30, 2024, respectively; and 9,749,326 and 9,383,622 issued and outstanding at December 31, 2023, respectively.	10,107	9,384
Additional paid-in capital	120,147,868	119,701,384
Accumulated deficit	(107,553,747)	(106,298,149)
Total stockholders’ equity	12,604,228	13,412,619
Total liabilities and stockholders’ equity	$18,036,945	$18,031,959

LAIRD SUPERFOOD, INC.

NON-GAAP FINANCIAL MEASURES

(unaudited)

In this press release, we report adjusted net loss, and adjusted net loss per diluted share, which are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Management uses these adjusted metrics to evaluate financial performance because they allow for period-over-period comparisons of the Company’s ongoing operations before the impact of certain items described below. Management believes this information may also be useful to investors to compare the Company’s results period-over-period. We define adjusted net loss and adjusted net loss per diluted share to exclude certain non-recurring items defined in detail in the tables to follow. We define adjusted gross margin to exclude the net sales and cost of goods sold components of non-recurring items defined in the tables to follow. Please be aware that adjusted gross margin, adjusted net loss, and adjusted net loss per diluted share have limitations and should not be considered in isolation or as a substitute for gross margin, net loss, or net loss per diluted share. In addition, we may calculate and/or present adjusted gross margin, adjusted net loss, and adjusted net loss per diluted share differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

These non-GAAP measures are reconciled to the most directly comparable GAAP measures in the tables that follow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(239,076)	$(3,507,246)	$(1,255,598)	$(7,651,156)
Adjusted for:
Product quality issue (a)	(24,051)	—	(35,246)	491,861
Strategic organizational shifts (b)	—	74,690	—	(60,690)
Company-wide rebranding costs (c)	—	102,355	—	163,806
Adjusted net loss	$(263,127)	$(3,330,201)	$(1,290,844)	$(7,056,179)
Net loss per share, diluted:	$(0.02)	$(0.38)	$(0.13)	$(0.83)
Adjusted net loss per share, diluted:	$(0.03)	$(0.36)	$(0.13)	$(0.76)
Weighted-average shares of common stock outstanding used in computing adjusted net loss per share of common stock, diluted	9,833,001	9,284,585	9,617,800	9,249,738

(a) In January 2023, we identified a product quality issue with raw material from one vendor and we voluntarily withdrew any affected finished goods. We previously incurred costs associated with product testing, discounts for replacement orders, and inventory obsolescence costs. We reached settlement with a supplier in the third quarter of 2023 and have recorded recoveries in the first and second quarters of 2024.

(b) Costs incurred as part of the strategic downsizing of the Company's operations, including severances, forfeitures of stock-based compensation, and other personnel costs, IT integration costs, and freight costs to move inventory to third-party facilities.

(c) Costs incurred as part of the company-wide rebranding efforts that launched in Q1 2023.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Gross margin	41.8%	24.3%	40.9%	23.7%
Adjusted for:
Product quality issue (a)	-0.3%	—	-0.2%	2.6%
Strategic organizational shifts (b)	—	—	—	-0.1%
Adjusted gross margin	41.5%	24.3%	40.7%	26.8%

(a) In January 2023, we identified a product quality issue with raw material from one vendor and we voluntarily withdrew any affected finished goods. We previously incurred costs associated with product testing, discounts for replacement orders, and inventory obsolescence costs. We reached settlement with a supplier in the third quarter of 2023 and recorded recoveries in the first half of 2024.

(b) Costs incurred as part of the strategic downsizing of the Company's operations, including severances, forfeitures of stock-based compensation, and other personnel costs, and freight costs to move inventory to third-party facilities.